Filed pursuant to Rule 424(b)(3)
File No.  333-135518

Prospectus Supplement No. 4
(To Prospectus dated July 14, 2006)

VISTULA COMMUNICATIONS SERVICES, INC.

34,008,400 shares of common stock

This prospectus supplement supplements the Prospectus dated July 14, 2006 relating to the resale of 34,008,400 shares of our common stock.  This prospectus supplement should be read in conjunction with the Prospectus.

Completion of Acquisition of Goodman Blue Limited

On October 11, 2006, we acquired all of the outstanding shares of Goodman Blue Limited, a UK company.  The acquisition was made pursuant to a Share Purchase Agreement dated October 11, 2006 between us and Scott Lee Goodwin, the sole stockholder of Goodman Blue.  Under the terms of the Share Purchase Agreement, we issued 2,500,000 shares of our common stock, subject to an option to require us to repurchase those shares for an aggregate purchase price of $2,500,000 in certain circumstances, to Goodwin in consideration for all of the outstanding shares of Goodman Blue. Pursuant to the Share Purchase Agreement, we granted Goodwin certain registration rights with respect to the shares he received and granted him.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 11, 2006